SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Superior Energy Services, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PROPOSAL TO APPROVE THE SUPERIOR ENERGY SERVICES, INC. 2007 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SUPERIOR ENERGY SERVICES, INC. 2007 EMPLOYEE STOCK PURCHASE PLAN

SUPERIOR ENERGY SERVICES, INC.
1105 Peters Road
Harvey, Louisiana 70058

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Superior’s annual stockholders’ meeting will be held on Wednesday, May 23, 2007, 9:00 a.m., at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana 70170. At the meeting, stockholders will be asked to:

1. elect directors;

2. approve the proposed 2007 Employee Stock Purchase Plan;

3. ratify the appointment of KPMG LLP as our registered public accounting firm for 2007; and

4. consider any other business that may properly come before the meeting.

Only holders of record of our common stock as of the close of business on March 30, 2007 are entitled to receive notice of, attend and vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy or instruction card and return it promptly in the enclosed envelope, or vote by one of the other methods specified in this proxy statement. If you attend the annual meeting, you may vote your shares in person, even if you have sent in your proxy.

By Order of the Board of Directors

Greg Rosenstein
Secretary

Harvey, Louisiana
April 18, 2007

SUPERIOR ENERGY SERVICES, INC.
1105 Peters Road
Harvey, Louisiana 70058

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being mailed to our stockholders on or about April 18, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	Our Board of Directors is soliciting your proxy to vote at the annual meeting because you owned shares of our common stock at the close of business on March 30, 2007, the record date for the meeting, and are entitled to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders beginning April 18, 2007. The proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	What will I be voting on?

A:	At the annual meeting, our stockholders will be asked to elect our directors, approve our proposed 2007 Employee Stock Purchase Plan (the “Plan”), ratify the appointment of KPMG LLP as our registered independent public accounting firm for 2007 and consider any other matter that properly comes before the meeting.

Q:	When and where will the meeting be held?

A:	The meeting will be held on Wednesday, May 23, 2007, 9:00 a.m., at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana 70170.

Q:	Who is soliciting my proxy?

A:	Our Board of Directors is soliciting your vote for our 2007 annual meeting of stockholders. By completing and returning the proxy card or voting instruction card, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed him on the card.

Q:	How many votes do I have?

A:	You have one vote for every share of our common stock that you owned on the record date.

Q:	How many votes can be cast by all stockholders?

A:	As of the record date, we had 80,661,245 shares of common stock outstanding.

Q:	How many shares must be present to hold the meeting?

A:	Our By-laws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at a meeting of our stockholders. As of the record date, 40,330,623 shares constitute a majority of our outstanding stock entitled to vote at the meeting. Shares that are voted, broker non-votes, and shares for which voting authority is withheld are treated as being present at the annual meeting for purposes of determining whether a quorum is present. A broker non-vote occurs when a nominee holding common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The proxy materials have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	Can my shares be voted if I don’t return the proxy card and do not attend the meeting in person?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal. Under New York Stock Exchange rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the election of directors and the ratification of the appointment of our registered public accounting firm, but do not have discretionary authority to vote on the adoption of an equity compensation plan, such as our proposed Plan. If you don’t vote the shares held in your name, your shares will not be voted.

Q:	What vote is required to approve each item?

A:	In the election of directors, the seven persons receiving the highest number of affirmative votes will be elected. The Plan requires the affirmative vote of a majority of the votes cast. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present in person or by proxy at the annual meeting.

Withheld votes and broker non-votes will have no effect on the voting calculations for the election of directors. Abstentions and broker non-votes will have no effect on the voting calculations for the adoption of the Plan. Abstentions and broker non-votes will count as a vote against the ratification of the appointment of our independent registered public accounting firm.

Q:	How do I vote?

A:	You may vote using any of the following methods:

• Proxy card or voting instruction card: Be sure to complete, sign and date the card and return it in the prepaid envelope.

• By telephone or the Internet:  The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

• In person at the annual meeting:  All stockholders may vote in person at the annual meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Can I change my vote?

A:	Yes. Your proxy can be revoked or changed at any time before it is voted by notice in writing to our Secretary, by our timely receipt of another proxy with a later date or by voting in person at the meeting.

Q:	What if I don’t vote for a proposal?

A:	If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify. If you are a stockholder of record and make no specifications on your proxy card, your shares will be voted (i) FOR the director nominees, (ii) FOR the Plan, and (iii) FOR the ratification of the appointment of KPMG LLP as our registered public accounting firm for 2007. If you are a beneficial owner of shares and don’t give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares with respect to “discretionary” items (those shares are treated as “broker non-votes”). The approval of the Plan is a “non-discretionary” item.

Q:	Who pays for soliciting proxies?

A:	We are paying for all costs of soliciting proxies. In addition to solicitations by mail, we have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies at an estimated fee of $7,000. Our officers and employees may request the return of proxies by personal conversation or by telephone or telecopy. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be decided at the meeting?

A:	The Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

ELECTION OF DIRECTORS

The size of our Board has been fixed at seven directors. Proxies cannot be voted for a greater number of persons. Unless you specify otherwise in your proxy card, your shares will be voted by the proxy holder FOR the election of each of the seven nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified. If any nominee should decline or be unable to serve for any reason, votes will be cast for a substitute nominee designated by the Board. The nominees have advised us that they will serve on the Board if elected.

Information About Directors

The Nominating and Corporate Governance Committee recommends, and the Board nominates, the following seven individuals for election as directors at the annual meeting:

Harold J. Bouillion, 63, has served as a Director since November 2006. Mr. Bouillion is currently the Managing Director of Bouillion & Associates, LLC, which provides tax and financial planning services, a position he has held since 2002. Between 1966 until 2002, Mr. Bouillion was with KPMG LLP where he served as Managing Partner of the New Orleans office from 1991 through 2002.

Enoch L. Dawkins, 69, has served as a Director since August 2003. He has over 40 years of experience in the energy industry. From 1991 until his retirement in March 2003, Mr. Dawkins served as president of Murphy Exploration and Production Company, a subsidiary of Murphy Oil. His career included numerous management positions domestically and internationally with Ocean Drilling and Exploration, a company he joined in 1964, including serving as President from 1989 until its acquisition by Murphy Oil Company in 1991. Mr. Dawkins is also a director of Energy Partners, Ltd.

James M. Funk, age 57, has served as a Director since May 2005. Mr. Funk is presently an independent oil and gas consultant. Mr. Funk served as a director of Westport Resources Company from April 2000 until its merger with Kerr McGee Corporation in June 2004. Mr. Funk also served as President of Equitable Production Company, from June 2000 until December 2003. Prior to this, Mr. Funk worked for 23 years at Shell Oil Company, where he served in a variety of executive and management capacities, most recently as President of Shell Continental Companies (January 1998 through January 1999). Mr. Funk holds a PhD in geology and is a certified petroleum geologist. Mr. Funk also serves as a director of Matador Resources Company, a private oil and gas company headquartered in Dallas, Texas.

Terence E. Hall, 61, has served as the Chairman of the Board, Chief Executive Officer and a Director since December 1995. From December 1995 until November 2004, he also served as our President. Since 1989, he has also served as President and Chief Executive Officer of our wholly-owned subsidiaries Superior Energy Services, L.L.C. and Connection Technology, L.L.C., and their predecessors.

Ernest E. “Wyn” Howard, III, 64, has served as a Director since January 2005. Mr. Howard retired as a director of Stratus Properties, Inc. in 1996, where he previously served as President and Chief Executive Officer. He also previously served as Chief Financial Officer, Executive Vice President and a director of Freeport-McMoRan Copper & Gold Inc. In the 1970s and 1980s, Mr. Howard served in a variety of executive capacities with Freeport-McMoRan, Inc. and its predecessor company, McMoRan Oil & Gas Co. Since March 2003, Mr. Howard has also served as a Trustee and member of the Audit Committee and Nominating Committee of Capital One Funds.

Richard A. Pattarozzi, 63, has served as a Director since June 2002. Mr. Pattarozzi retired as a Vice President of Shell Oil Company in January 2000. He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. Mr. Pattarozzi serves on the Board of Directors of Global Industries, Ltd., Stone Energy Corporation, Tidewater, Inc. and FMC Technologies, Inc., and is Past Chairman and Trustee of the Offshore Energy Center and Trustee and Secretary of the World War II Museum.

Justin L. Sullivan, 67, has served as a Director since December 1995. Mr. Sullivan has been a private investor and has served as a business consultant since May 1993. Prior to May 1993, he held senior operating and financial management positions with various companies in the forest products industry. Mr. Sullivan also has been an accounting faculty member of the University of New Orleans and Tulane University. Mr. Sullivan holds an MBA (accounting option) from Tulane University and is a certified public accountant.

Meetings of the Board; Meeting Attendance

There were 10 Board meetings in 2006. Each director attended at least 75% of the meetings of the Board and the committees of which he was a member. The Board of Directors has determined that the following directors are “independent” within the meaning of the New York Stock Exchange (NYSE) listing standards currently in effect: Ernest E. Howard, III, Richard A. Pattarozzi, Justin L. Sullivan, James M. Funk and Harold J. Bouillion. Under NYSE listing standards, our Board is not able to consider our sixth non-management director, Enoch L. Dawkins, “independent” because one of his sons-in-law is a consulting principal with KPMG LLP, our registered public accounting firm.

The Board has adopted a policy that recommends that all directors personally attend each stockholders meeting. At the last annual meeting of stockholders held on May 23, 2006, all of our directors were in attendance, except Mr. Bouillion who was not a member of the Board at that time.

Board Committees

Our Board has, as standing committees, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Reserves Committee. The Board has affirmatively determined that each member of each of our standing committees has no material relationship with the Company and is also “independent” within the meaning of NYSE listing standards, with the exception of Mr. Dawkins, as noted above. Members of the individual committees are named below:

Nominating and
Audit	Compensation	Corporate Governance	Reserves Committee

H. J. Bouillion	H. J. Bouillion	J. M. Funk	E. L. Dawkins
E. E. Howard, III	J. M. Funk	E. E. Howard, III*	J. M. Funk*
R. A. Pattarozzi	R. A. Pattarozzi*	J. L. Sullivan	R. A. Pattarozzi
J. L. Sullivan*	J. L. Sullivan

*	Chairman of the committee

Each of the Audit, Compensation, Nominating and Corporate Governance, and Reserves Committees has adopted a written charter that has been approved by the Board. Copies of these charters, as well as copies of our Corporate Governance Guidelines and our Code of Business Ethics and Conduct, are available on the investor relations page of our website at www.superiorenergy.com, and are available in print upon request.

Audit Committee

The Audit Committee is primarily responsible for assisting the Board in fulfilling its fiduciary duties to our stockholders with respect to financial matters. The Audit Committee is primarily responsible for evaluating and selecting the Company’s independent auditors, approving the nature and scope of services performed by the independent auditors and reviewing the range of fees for such services, conferring with the independent auditors and reviewing the results of their audits, overseeing the Company’s annual evaluation of the effectiveness of internal control over financial reporting and the Company’s internal audit function. The Audit Committee met six times during 2006. The Board of Directors has determined that Justin L. Sullivan qualifies as our audit committee financial expert.

Compensation Committee

The Compensation Committee determines the nature and amount of compensation of all of our executive officers, including our chief executive officer, determines the amount of equity awards granted to employees, provides guidance and makes recommendations to management regarding employee benefit programs and administers our long-term incentive plans. The Compensation Committee met seven times during 2006.

Our chief executive officer makes recommendations to the Compensation Committee for salary, bonus, and long-term incentive awards for all executive officers except himself. He develops these recommendations based on competitive market information, the Company’s compensation strategy, his assessment of the individual performance and tenure of the executives. The Compensation Committee discusses the recommendations with the chief executive officer, then either approves or modifies the recommendations as it determines is appropriate. Regarding the chief executive officer’s compensation, the Compensation Committee reviews the competitive market information and determines changes to pay and incentive awards based on the compensation strategy and their assessment of his performance.

In prior years, the Compensation Committee has engaged Mercer Human Resource Consulting, an independent compensation consultant, to advise the committee on matters relating to executive compensation and assist it in developing and implementing our executive compensation programs. At the Compensation Committee’s request, Mercer annually conducted an executive compensation review to benchmark the Company’s senior executive compensation relative to an industry peer group selected by the Compensation Committee with input from the compensation consultant and management and published market survey data. This review and the related market information are discussed in more detail under “Compensation Discussion and Analysis — Executive Compensation Policies and Processes.” In December 2006, the primary consultant with Mercer elected to resign from Mercer and join another compensation consulting firm, Cogent Compensation Partners. Since that time, the Compensation Committee has elected to continue using the same consultant, now employed with Cogent. See the discussion in “Executive Compensation — Compensation Discussion and Analysis” regarding our compensation consultant.

The terms of our stock incentive plans permit the Compensation Committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934; however, the committee has not delegated this authority to any individual.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become directors, determining the composition of the Board and Board committees, monitoring the process to assess Board effectiveness and developing and implementing our corporate governance guidelines. The Nominating and Corporate Governance Committee met two times during 2006.

Reserves Committee

The Reserves Committee was established in May 2005 and evaluates and selects the Company’s independent engineering consultants, verifies the qualification and independence of the Company’s independent engineering consultants, evaluates the performance of the Company’s independent engineering consultants and reviews the

Company’s internal procedures relating to reserves disclosure, including significant reserves engineering principles. The Reserves Committee met two times in 2006.

Nominee Qualifications

When seeking candidates for director, the Nominating and Corporate Governance Committee identifies potential nominees for director, other than potential nominees who are current directors standing for re-election, through business and other contacts. The committee will also consider director nominees recommended by stockholders in accordance with the procedures described in our By-laws. We did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2007 annual meeting of stockholders. However, the committee may in the future choose to retain a professional search firm to identify potential nominees for director.

Stockholders who would like to propose a director nominee may do so by sending written notice containing the information required by our By-laws by mail, c/o Secretary, Superior Energy Services, Inc. 1105 Peters Road, Harvey, Louisiana 70058. For the 2007 annual meeting, we did not receive timely notice of director nominations from any stockholder. Stockholder recommendations will be considered for inclusion in our proxy materials only if received no later than the 120th calendar day before the first anniversary of the date of our proxy in connection with this year’s annual meeting (no later than December 20, 2007) with respect to recommendations for nominees to be considered at the 2008 annual meeting of stockholders.

The Nominating and Corporate Governance Committee believes that nominees to our Board of Directors must meet the following minimum qualifications: the nominee must have achieved significant success in business or have extensive financial expertise, particularly in the energy industry; must be committed to representing the long-term interests of our stockholders; and must have high ethical and moral standards and integrity. The committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has experience and expertise that is relevant to our business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting us;

•	whether the potential nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with our best interests and the best interests of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

In addition, with respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. Each of the nominees for director at the 2007 annual meeting of stockholders is a current director standing for re-election. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director suggested by stockholders using the process set forth in our By-laws.

Executive Sessions; Lead Director

The Board has adopted a policy providing that the non-management directors meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. The policy also provides that the Board elect a lead director each year. The lead director’s responsibilities include presiding over the executive sessions of the non-management directors and at other meetings of the Board in the absence of the Chairman. He communicates any issues discussed by the non-management directors back to the Chairman, confers with the Chairman at intervals between Board meetings, and assists in planning for Board and Committee meetings. In addition, he acts as a liaison between the Board and the Chairman to ensure close communication and coordination between them and to promote a harmonious and effective relationship. The Board elected Mr. Dawkins to serve as lead director of the

Board until the 2007 annual meeting of stockholders. In addition, our independent directors meet periodically in executive session.

Communications with the Board

Stockholders and other interested parties may communicate directly with one or more members of our Board, or the non-management directors as a group, by sending a letter by mail addressed to Secretary, Superior Energy Services, Inc. 1105 Peters Road, Harvey, Louisiana 70058. The secretary will forward the communication directly to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee was composed entirely of non-management directors and none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board.

Director Compensation

Our non-management directors receive an annual retainer of $30,000 a year. The chairman of the Audit Committee receives an additional retainer of $20,000 a year, and the chairmen of the Nominating and Corporate Governance, Compensation and Reserves Committees and our lead director each receive an additional retainer of $10,000 a year. These amounts are paid in equal monthly installments. Non-management directors also receive a $1,500 fee for each Board and committee meeting attended. Effective May 1, 2007, the annual cash retainer paid to our non-management directors will increase to $40,000.

In order to closely align the non-management directors’ compensation with the financial interests of our stockholders, a significant portion of their compensation is paid in equity in accordance with the terms of our Amended and Restated 2004 Directors Restricted Stock Units Plan (the “Directors Plan”). Under the terms of the Directors Plan, on the day following each annual meeting of stockholders, each non-management director is automatically granted a number of restricted stock units (“RSUs”) having an aggregate value equal to a specified dollar amount set by the Board of Directors (the “RSU Compensation Amount”), which was $100,000 for 2006. The exact number of units granted is determined by dividing the RSU Compensation Amount by the fair market value of our common stock on the day of the annual meeting. An RSU represents the right to automatically receive from us, within 30 days of the date the participant ceases to serve on the Board, one share of our common stock. In addition, upon any person’s initial election or appointment as an eligible director, otherwise than at an annual meeting of stockholders, such person will receive a pro rata number of RSUs based on the number of full calendar months between the date of grant and the first anniversary of the previous annual meeting. The RSU Compensation Amount for 2007 will be $140,000 and will be determined in the future at the Board meeting held immediately after the annual meeting of stockholders.

The table below summarizes the compensation of our non-management directors for fiscal year ended December 31, 2006. Mr. Hall does not receive any special compensation for his service as a director. His compensation as an executive is reflected in the “Summary Compensation Table” herein. All non-management directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings.

2006 Director Compensation

	Fees Earned or
	Paid in Cash	Stock Awards
Name	(1)	(2)(3)	Total

Mr. Bouillion	$12,500	$108,362	$120,862
Mr. Dawkins	$62,500	$146,667	$209,167
Mr. Funk	$71,500	$146,667	$218,167
Mr. Howard	$67,000	$146,667	$213,667
Mr. Pattarozzi	$76,000	$146,667	$222,667
Mr. Sullivan	$80,000	$146,667	$226,667

(1)	Amounts shown reflect fees earned by the directors during 2006.

(2)	The amounts included represent the compensation cost we recognized in 2006 related to the outstanding restricted stock unit awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 3 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. On May 24, 2006, each non-employee director, except Mr. Bouillion, received an award of 3,228 restricted stock units with a grant date fair value of $100,000 as determined under FASB 123R. Mr. Bouillion received an award of 1,345 restricted stock units on November 3, 2006, the date of his election to the Board, which restricted stock units had a grant date fair value of $41,667.

(3)	As of December 31, 2006, the non-management directors had the following stock and option awards outstanding:

	Restricted
Director	Stock Units	Options

Mr. Bouillion	1,345	—
Mr. Dawkins	8,435	20,000
Mr. Funk	5,174	—
Mr. Howard	5,659	—
Mr. Pattarozzi	8,435	30,000
Mr. Sullivan	8,435	40,000

Stock Ownership of Certain Beneficial Owners

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2006 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. The information in the table is based on our review of filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

FMR Corp.	7,260,125(1)	8.6%
82 Devonshire Street
Boston, Massachusetts 02109

(1)	Based on information included in Amendment No. 2 to the Schedule 13G filed by FMR Corp. with the SEC on February 14, 2007, FMR Corp. has sole power to vote or direct the vote of 903,100 shares of common stock, and sole power to dispose or direct the disposition of all 7,260,125 shares of common stock.

Stock Ownership of Management

The following table shows the number of shares of our common stock beneficially owned as of March 15, 2007 by (i) our directors, (ii) our chief executive officer, chief financial officer and three other most highly-compensated executive officers, and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class

A. Patrick Bernard	165,591		*
Kenneth L. Blanchard	540,562	(2)	*
Harold J. Bouillion	2,345	(3)	*
Enoch L. Dawkins	28,435	(3)	*
James M. Funk	7,174	(3)(4)	*
Terence E. Hall	1,141,753		1.4%
Ernest E. Howard	10,659	(3)	*
Richard A. Pattarozzi	38,435	(3)	*
Justin L. Sullivan	58,435	(3)	*
Robert S. Taylor	419,306		*
Danny R. Young	184,195		*
All directors and executive officers as a group (14 persons)	3,087,579		3.7%

*	Less than 1%.

(1)	Includes the number of shares subject to options that are exercisable by May 15, 2007, as follows: Mr. Bernard (157,500), Mr. Blanchard (470,400); Mr. Dawkins (20,000); Mr. Hall (1,097,251); Mr. Pattarozzi (30,000); Mr. Sullivan (40,000); Mr. Taylor (408,000); Mr. Young (177,500), and all other executive officers as a group (467,135).

(2)	Includes 15,794 shares held by Mr. Blanchard’s spouse, of which Mr. Blanchard is (2) deemed to be the beneficial owner.

(3)	Includes the number of shares the director has the right to receive through the grant of Restricted Stock Units, as follows: Mr. Bouillion (1,345), Mr. Dawkins (8,435), Mr. Funk (5,174), Mr. Howard (5,659), Mr. Pattarozzi (8,435) and Mr. Sullivan (8,435). Each Restricted Stock Unit vests immediately upon grant, but the shares of common stock payable upon vesting will not be delivered to the director until he ceases to serve on our board of directors.

(4)	Includes 2,000 shares held jointly with Mr. Funk’s spouse.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Purpose of Our Executive Compensation Program

Our compensation program has been designed to attract and retain executives with the skills, educational background, experience and personal qualities needed to successfully manage our business. The purpose of the program is to provide a meaningful reward system that motivates our executives to be good stewards of our stockholders’ interests. It is also intended to provide a competitive total reward program that allows the Company to attract and retain qualified executive talent from among the pool of talent in our industry, and among other industries as appropriate.

Our executive compensation program is intended to provide incentives for executives to:

•	Remain with the Company over the long-term, especially through the industry cycles

•	Outperform our peers, in terms of both short and long term performance

•	Deliver performance that consistently meets or exceeds expectations

•	Establish a reputation as an industry leader in safety performance

Our Executive Compensation Philosophy

The Company’s executive compensation program is designed to attract and retain key executives, motivate them to achieve the Company’s short- and long-term objectives, and reward them for strong financial and safety performance. The Company uses several different compensation elements that are geared to both the short- and long-term performance of the Company. The following principles influence the design and administration of the Company’s executive compensation program:

•	Compensation should be directly related to performance

We believe that executive compensation should be highly influenced by and correlated to the Company’s overall performance and stockholder return. In addition, the performance of the executive and the teamwork exhibited by the executive must be considered. We work to design plans that pay out based on the achievement of specific performance targets, realizing that the goal-setting process and the administration of incentive compensation plans in our industry are less than perfect primarily due to its historical volatility and cyclicality as a result of commodity pricing. We also believe that incentive compensation should make up the largest part of an executive’s compensation package, and the incentive portion should increase when performance warrants, and decrease when it does not. Our total compensation program for executives includes short and long-term incentives, which are both directly linked to company performance through the performance criteria in the program.

•	Compensation levels should be competitive

We are committed to providing a competitive compensation program for our executives as well as all of our employees. It is critical in the energy industry to provide competitive pay, without which it is very difficult to attract and retain the caliber of talent required to be successful in our industry. The Compensation Committee has approved, with input from management and the Committee’s compensation consultant, our pay strategy relative to the market. We have established a process for evaluating the competitiveness of all elements of direct compensation, including base pay, short-term and long-term incentives.

•	The majority of executive compensation should be at risk

For the executive team, the majority of the compensation program is at risk through short-term and long-term incentives. These incentives are considered at-risk if the compensation opportunity at the start of the performance cycle can vary depending upon the Company’s performance. Executives receive annual incentive awards when the Company meets or exceeds annual established goals approved by the Committee. Long-term awards are split between time- and performance-based incentives. The performance-based, long-term incentives only pay out when the Company outperforms its industry peers over a longer period of time. By having a compensation program for executives that emphasizes pay at risk, we believe we strengthen the alignment between pay and stockholder interests.

•	Incentive compensation should balance short- and long-term performance

In designing our incentive compensation programs, we have attempted to strike a meaningful balance between short-term motivation and long-term value. For example, we utilize an annual incentive compensation program that rewards executives for the achievement of annual goals geared to the profitability and safety performance of the Company. However, so as not to overemphasize the short-term at the expense of the long-term, we provide long-term incentive opportunities which have significantly more potential reward value to the executive if goals are met and share price grows. As part of our annual evaluation of the compensation program, we consider whether the program is balanced in terms of base pay and incentives, both short-term and long term.

•	Compensation programs should provide an element of retention and motivate executives to stay with the Company long-term

A primary focus of our compensation program is to motivate executives to stay with the Company and create long-term stability for the Company. We believe one of the keys to retaining key employees is to provide a competitive total compensation opportunity. To reinforce this objective, we have included design elements in the program that provide strong retention incentives. Executives forfeit their opportunity to earn a payout from the performance-based long-term incentives if they voluntarily leave the Company before the 3-year performance cycle is complete, except in the case of retirement. Also, the use of time-vested restricted stock and stock options provide a strong retention value for employees to stay with the Company.

•	Compensation programs should encourage executives to own Company stock

We have taken several steps recently to encourage our executives to be owners of Company stock and thereby have a strong alignment with stockholder interests. First, time-vested awards in our long-term incentives include restricted stock grants. Second, if payout occurs with our performance-based long-term incentives, the value of the payment to the executive can be made with up to 50% stock. Finally, starting in 2007, we implemented an Executive Stock Ownership Plan, which requires all executives to own shares of Company stock equivalent to a stated multiple of the executive’s base salary. The multiple varies depending on the executive’s job title.

•	Compensation systems should emphasize direct compensation over indirect compensation (e.g., perquisites)

In keeping with our philosophy that executive compensation should be tied to performance, we have taken an approach that de-emphasizes indirect compensation, such as perquisites. In the energy industry, it is important to manage fixed costs because of the significant influence of commodity prices on Company profitability. Indirect compensation has been an insignificant part of our total compensation program and represents an immaterial part of the total compensation package for the executive team.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the Compensation Committee of our Board of Directors.

The Committee’s responsibilities include:

•	Evaluating and approving the Company’s overall compensation strategy

•	Annually reviewing the performance of the Company’s CEO and other executive officers with input from the CEO for the other officers

•	Annually approving the compensation (i.e., salary, incentive awards and all other elements) for the Company’s CEO and other executive officers, in consultation with the CEO for the other officers

•	Reviewing and approving annual goals along with administering the Company’s annual incentive and equity compensation plans and programs

•	Retaining external compensation consultants when necessary

Since 2004, the Committee has engaged Mercer Human Resource Consulting, an independent compensation consultant, to advise the Committee on matters relating to executive compensation and assist it in developing and implementing our executive compensation programs. In December 2006, the primary consultant with Mercer, who had provided periodic advice to the Committee, elected to resign from Mercer and join another compensation consulting firm, Cogent Compensation Partners. The Committee elected to continue using the same primary consultant, now employed with Cogent, due to his familiarity with our compensation program. The Committee continues to evaluate the capabilities and suitability of their consultant relationship and retains the right to terminate the consultant’s contract at any time.

At the Committee’s request, the consultant has annually conducted an executive compensation review to benchmark the Company’s senior executive compensation relative to an industry Peer Group selected by the

Compensation Committee with input from the compensation consultant and management and published market survey data. This review and the related market information are discussed in more detail under “Executive Compensation Policies and Processes.” The consultant also provides other services to the Committee and the Company, including assistance with the evaluation and development of the Company’s compensation strategy, reviewing and evaluating the Company’s Peer Group, and reviewing and designing incentive compensation programs.

During 2006, the Committee reviewed and evaluated an executive tally sheet that was prepared by Mercer with the assistance of the Company’s management. This report contained a listing and quantification (as appropriate) of each component of the compensation for each of our senior executive officers, and special executive benefits and perquisites as well as accumulated values (e.g., stock option holdings) and other contingent compensation such as severance arrangements. The various elements of compensation included in the tally sheet are described in detail in the sections to follow.

Components of Executive Compensation

The main components of our executive compensation program are base salary, annual bonus and long-term incentives. Overall, the Company positions the majority of the executive compensation program to be at-risk based on the Company’s performance, with a specific emphasis on long-term performance. As an executive’s level of responsibility increases, a greater portion of total compensation is at risk, creating the potential for greater variability in the individual’s compensation level from year to year. The Committee believes that its current combination of programs provides an appropriate mix of fixed and variable pay, balancing short-term operational and long-term performance, and encouraging executive retention. A description of each element of the Company’s compensation program follows.

Base Salary

The primary role of the Company’s base salary element is to compensate executives for the experience, education, personal qualities and other qualifications that are key for their specific role within the Company. In establishing base cash compensation for our executives, we target the market median. (For a thorough description of the applicable benchmarking data and our annual process, see “Executive Compensation Policies and Processes — Annual Benchmarking Process, Peer Group and Survey Data.”) Specifically, we strive for overall executive salaries to be close to the market median on a composite basis. However, we generally consider individual base salaries that are either +/− 10% of the market median to be within the competitive range of the median target. We believe this market positioning enables us to limit our exposure to fixed compensation costs. It also provides our executive team with a competitive base salary, providing the ability to attract and retain the executive talent necessary to carry out the Company’s business strategy.

Each year, when base salaries are reviewed, the CEO makes a recommendation regarding salary adjustments for the other executive officers. In formulating his recommendation, the CEO considers various factors, including the individual’s performance and contributions, the performance of his business unit, experience level, tenure in position, the average base pay level for similar positions, and the Company’s performance. However, company performance does not drive a formula that determines base salary changes. The Committee considers the CEO’s recommendation when making a final determination on salary adjustments for other executive officers. The Committee independently follows a similar process when reviewing the CEO’s base salary and approving any adjustments.

In early 2006, the Committee reviewed the annual market study to help evaluate the base salary increases for 2006. Overall, our executive base salaries were 94% of the median. The Committee recognized that base salaries had been consistently below the median over the previous years, due in part to the Company’s growth, and wanted to increase salaries to stay competitive. Based on the criteria above, the Committee approved base salary increases for executive officers effective April 1, 2006. While the adjustments varied between the officers, the overall base salary increase was 11%. In reviewing the base salary of the CEO, the market study found his base salary to be 92% of the market median. Considering the above factors, the CEO’s performance and the Company’s desire to remain competitive, the Committee determined that a base salary increase of 12% was appropriate, bringing the CEO’s new salary to $590,000.

When base salaries of all executive officers were reviewed in late 2006, they were 82% of market median on an overall basis, and lower, relative to median, than the previous year. This result was caused by several factors, including the Company’s growth, re-organization of the executive team which expanded the job responsibilities of several officers, and the promotion of one officer. When determining annual base salaries, the Committee considered these factors and the Company’s need to plan for future growth and development, and approved base salary increases for the executive officers effective April 1, 2007. While the adjustments varied between the officers, the overall base salary increase was 21%. The market study also found the CEO’s base salary to be 87% of the market median. Considering the Company’s continued growth and profitability and continued strategic initiatives to position the Company for future growth while delivering positive stockholder returns, the Committee adjusted the CEO’s salary to $725,000, an increase of 23%, effective April 1, 2007. This increase moved the CEO’s salary to 107% of the market median.

Annual Incentive Bonus

The purpose of the Company’s annual incentive bonus program is to reward executives for achievement of annual operational, financial and safety goals. The Company’s strategy is to set annual incentive target levels that result in median payouts when performance objectives are met, providing the opportunity to earn more than the median payout when performance warrants. Further, the Committee may consider paying discretionary incentive awards when performance warrants, as was the case in 2006.

In administering the plan, the Committee annually approves the minimum, target and maximum award opportunities for all the executives. Participants in the annual incentive bonus program are recommended by management and approved by the Committee. The Committee also approves the annual incentive plan goals at the beginning of the performance cycle. For the 2006 plan year, the Committee approved pre-tax income as the performance measure for the plan. Executive officers were eligible to receive an annual incentive bonus based on a target percentage of their base salary. They could earn more, or less, than the target amount based on the level of achievement as measured against the pre-tax income goals. For 2006, the Committee approved the opportunity for minimum (25% of salary), target (50% of salary), and maximum (100% of salary) payouts, based upon specific levels of performance. The range of performance was set at 75%, l00% and 130%, respectively, of targeted pretax income.

Assuming the particular executive officer qualified for a annual incentive bonus payout, the payout could either be reduced by a maximum of 25% if pre-determined “base” metrics were not met or increased by a maximum of 12.5% for achieving “stretch” targets. The metrics used to either reduce or increase target payout were linked to safety performance, and included “Total Recordable Incident Rate” and “Lost Time Incident Rate.”

In January 2007, the Committee reviewed the results of the 2006 annual incentive bonus program and the bonus recommendations submitted by the CEO for each executive officer except himself. For the primary performance measures, the Company achieved 155% of its target for pretax income and achieved superior results in terms of the safety metrics. After considering the accomplishments of the executive team during 2006, and the Company’s continued growth and profitability, the Committee approved the CEO’s recommendations for making additional discretionary award payments outside of the annual incentive program. These payments ranged from an additional 35% to 50% of salary for participants other than the CEO. The Committee also considered a discretionary bonus award for the CEO. After discussing Mr. Hall’s performance during 2006 and his impact on the growth, profitability and strategic direction of the Company, the Committee approved a discretionary award of $675,000.

In January 2007, the Committee also approved the parameters of the annual incentive program for 2007, providing for minimum, target and maximum annual incentive award levels, as a percentage of salary, based upon the achievement of 91.5%, 100% and 110.4% of an individual performance target. Unlike prior years, for 2007 the annual cash incentive award payout levels will vary depending on the executive’s position.

Long-Term Incentives

The purpose of our long-term incentive program is to focus executives on long-term Company goals, growth and creation of stockholder value. The Committee has adopted a strategy which provides annual grants that give the executive the opportunity to earn 75th percentile of the market based on performance. Consistent with the Company’s compensation philosophy, the Committee believes stock-based incentive awards are one of the best ways to align the interests of our executives with those of our stockholders. The Committee also believes it is important to focus the executives on specific long-term goals that support long-term Company growth and creation of stockholder value.

In 2005, the Committee recognized the changing environment surrounding long-term incentives and the need for a performance based equity compensation program to provide a strong link to stockholder interests. The Committee adopted a long-term incentive (“LTI”) program that provided a mix of long-term incentive awards, thus moving away from our historical reliance on stock options as the exclusive LTI award. The mix of grants in the 2005 awards included performance share units (PSU’s) and stock options. The creation of this program enabled the Company to better administer the use of equity shares available for grants. In addition, it improved our ability to manage the associated accounting expense and cash requirements for the various awards, while allowing the Company to provide competitive long-term reward opportunities for the achievement of specific goals and stockholder value creation.

Under the program, each of the executive officers (and approximately 45 other key employees currently participating in the program, although this number will likely increase with the Company’s continued growth) has a target percentage established to determine the award values under the LTI program. For the first two years of the program, the CEO’s target percentage was 300% of his base salary, for the COO and CFO, the target percentage was 200% of their respective base salaries, and for the other executive officers the target percentage was 150% of their respective base salaries. Participants in the LTI program are recommended by the CEO and approved by the Committee.

For 2006, the LTI program consisted of performance share units (“PSUs”), stock options and shares of restricted stock, although stock options were only granted to the executive officers. The Committee approved the annual grant in February 2006. In determining the awards for the executives, the Committee considered a recommendation by the CEO, which considered many factors, including the Company’s performance, the individual performance of the executives, the calculated share usage and associated accounting expense, as well as the fact that the Company had not made consistent regular annual equity/LTI grants over the previous years. The Committee approved an LTI mix for 2006 consisting of 43% in stock options, 19% in restricted shares, and the remaining 38% in PSUs for the executive officers. This mix resulted in a grant that was 30% above target levels for the executive officers. Non-executive officer participants in the LTI program received restricted stock and PSU’s.

Following the review of Mercer’s market study in 2006, the Committee elected to adjust the Company’s target awards going forward in order to remain competitive with the market median. Based on the market data, and the increased size and scope of the Company, the Committee elected to change the target percentage for the 2007 awards for the CEO to 375%, the COO to 275%, the CFO to 250%, the Senior EVP to 225% and 175% for the EVPs.

In December 2006, the Committee established and made grants under the LTI program for 2007, once again using a combination of PSU’s, restricted stock, along with stock options for the executive officers. The CEO made a recommendation to the Committee taking into consideration many of the same factors used for the 2006 awards, but focusing on the Company’s overall financial and non-financial results, and the continuing need to remain competitive in a strong market. The overall recommended award was 26% above the LTI targets established for each executive (using the 75th percentile in the market as a guide) following the review of Mercer’s market study. Considering the need to remain competitive in the industry (especially during the current up cycle) and the Company’s record results relative to our internally established goals and the performance of our Peer Group, the Committee approved the CEO’s recommendation for the other officers and used the same factors in determining the CEO’s award. The 2007 award mix for executive officers was 25% in stock options, 25% in restricted shares and 50% in PSUs. See “Executive Compensation Policies and Processes, sub-section “Timing of Long-Term Incentive Awards” for a discussion about the timing of our long-term incentive grants and the policy going forward.

Stock Options.  The options granted under the programs for 2006 and 2007 vest in equal annual installments for three consecutive years, and expire on the tenth anniversary of the date of grant. The exercise price of the options was equal to the fair market value of the option on the date of grant. The Committee does not grant stock options with the so-called “reload” feature, nor does it loan funds to employees to enable them to exercise the stock options. The Company’s long-term performance ultimately determines the value of stock options, since gains from stock option exercises depend entirely on the long-term appreciation of the Company’s stock price. In addition, the stock options contain forfeiture provisions, requiring the executive to return the award or any gain on the exercise of the stock option if he engages in certain competitive activity with the Company during his employment or within three years thereafter. Since the value of a stock option is dependent on the Company’s share price, we believe that this compensation vehicle serves to motivate executives to continue to grow the value of the Company’s stock over the long term.

Restricted Stock.  Restricted Stock Awards are widely used in the energy industry to strengthen the link between stockholder and employee interests, while motivating employees to remain with the Company. This is especially true in a cyclical industry in which the value of the Company’s stock may fluctuate significantly between the industry cycles. Our use of restricted stock is intended to provide just such a bridge between the near- and long-term interests of stockholders, and smooth out the volatility of the industry cycles. By this mechanism, employees are more likely to remain with the Company, even during periods of stock price volatility. Further, we believe the use of restricted stock as a long-term incentive award helps motivate executives to take measured risks. This is accomplished because the incentive value to the executive is not entirely dependent on significant price appreciation. The recipients of the shares of restricted stock are entitled to all rights of a stockholder of the Company, including the right to vote the shares and receive dividends and other distributions along with other common stockholders, during the restricted period. The shares of restricted stock granted, if any, for 2006 and 2007 will vest in three equal annual installments. Like the stock option grants, the restricted stock agreements contain forfeiture provisions, requiring the executive to return the award or any gain on the sale of the shares if the executive engages in certain competitive activity with the Company during his employment or within three years thereafter.

Performance Share Units.  The third award element for the Company’s balanced long term incentive program is Performance Share Units, or PSU’s. PSU’s are awards of units assigned an initial target value of $100 which can be earned by participants if the Company achieves certain pre-established performance goals. These goals are set for a three year period and are intended to provide the executive with a reasonable line of sight to meaningful performance that leads to the creation of stockholder value over the long term. These awards provide the executives the opportunity to earn a value per unit of $0 to $200 based on the Company’s performance over the three year period. For both the 2006 and 2007 grants, the Committee used two performance criteria for the PSUs: (i) return on invested capital (“ROIC”); and (ii) total stockholder return. In each case the performance is measured relative to the Peer Group, which is also used for competitive market benchmarking and described in the section “Executive Compensation Policies and Processes.” Grants of PSUs provide for the payout of up to 50% in shares of common stock at the Committee’s discretion and the remainder in cash following the end of the three year performance period, if the recipient has met continued service requirements.

The PSUs link the Company’s long-term performance directly to compensation received by executive officers and other key employees and encourages them to make significant contributions towards increasing ROIC and, ultimately, total stockholder return. Under both performance criteria, the maximum, target and threshold levels are met when our ROIC and stockholder return are in the 80th percentile, 60th percentile and 40th percentile, respectively, as compared to the ROIC and total stockholder return of the Peer Group. If “maximum” levels are attained within both performance criteria, at the end of the three year period, the participant eligible to receive a cash award valued at 200% of the date-of-grant value of the PSU. If “target” levels are attained within both performance criteria, the participant is eligible to receive a cash award valued at 100% of the date-of-grant value of the PSU. If “threshold” levels are attained within both performance criteria, the participant is eligible to receive a cash award valued at 50% of the date-of-grant value of the performance unit. Finally, no value is given to the PSU’s if performance is below the threshold level. The Committee may elect to pay up to 50% of the award in shares of common stock. Results that fall in-between the “maximum,” “target” and “threshold” levels of both performance criteria will be calculated based on a sliding scale.

Perquisites

We seek to maintain a cost conscious culture in connection with the benefits provided to executives. Further, our conservative approach to providing perquisites supports our philosophy of relating the majority of compensation to performance and our emphasis on direct compensation versus indirect compensation. The Company does provide each of our executive officers an automobile (either through an allowance or use of a Company owned or leased car) and also reimburses them for all deductibles, co-pays and other out of pocket expenses associated with our health insurance programs through a program called Exec-U-Care. In addition, Mr. Hall is allowed to use a corporate airplane for personal travel. We believe that such an accommodation for our chief executive officer is warranted because it promotes access to our CEO and mitigates safety concerns associated with public travel. Mr. Hall, however, reimburses the Company for his personal travel on the corporate airplane in an amount equal to the cost of a first class, nonrefundable ticket to his destination. Mr. Hall also reimburses the Company for any incidental expenses incurred during his personal travel, such as baggage handling fees at the airport and meals for the pilots.

The attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included in the “Summary Compensation Table” herein.

Post-Employment Compensation

In addition to the annual compensation received by the executive officers during 2006, our executives also have certain severance and change of control benefits provided under their employment agreements and our incentive plans. These benefits are discussed more fully in the section entitled “Potential Payments upon Termination or Change in Control” herein.

Nonqualified Deferred Compensation

In 2004 the Committee approved a nonqualified deferred compensation program. The purpose of the program is to provide an income deferral opportunity for executive officers and certain senior managers of the Company in order to help in the attraction and retention of these key employees.

The program is administered by the NQDC Administrative Committee, which is comprised of senior managers in the Company appointed under the direction of the Compensation Committee. Eligible participants are recommended by senior managers in the Company and approved by the NQDC Administrative Committee. Participants in the program may make an advance election each year to defer up to a maximum of 75% of base salary and 100% of their annual bonus. Participants may choose from a variety of investment choices to invest their deferrals over the deferral period. The plan provides that, upon approval by the Board, the Company could match up to 100% of their deferrals; however, the Company has never elected to grant a match. For a complete description of each Named Executive Officer’s contributions, earnings and aggregate account balance, see the table entitled “Nonqualified Deferred Compensation” herein.

Executive Compensation Policies and Processes

Annual Benchmarking Process, Peer Group and Survey Data

Since 2004, Mercer has conducted an executive compensation benchmark study annually as requested by the Committee. The Committee uses this study to evaluate executive compensation levels, including base salary, incentive targets and actual incentive payouts relative to the market and the Company’s stated strategy. The study is based on a combination of published survey data and an industry Peer Group, discussed in further detail below.

Mercer has used published compensation survey data to develop competitive market data. Generally, the surveys used include companies from the broader energy industry that influence the competitive market for executive compensation levels. Other surveys, which include companies from general industry, are also used as appropriate for positions that compete across industries (e.g., CFO). In both cases, data is drawn from the surveys representing companies that are considered appropriate to compare to Superior in terms of size and scale.

Mercer and the Committee also previously established a Peer Group (the “Peer Group”) consisting of twelve oilfield services companies to help measure our performance criteria under our LTI program described above and to compare our compensation competitiveness. The Peer Group currently consists of: BJ Services Company, Helix Energy Solutions Group, Inc., Helmerich & Payne, Inc., Oceaneering International, Inc., Oil States International, Inc., Pride International, Inc. RPC, Inc., Seacor Holdings Inc., Smith International, Inc., Tetra Technologies, Inc., W-H Energy Services, Inc. and Weatherford International, Ltd.

Timing of Long-Term Incentive Awards

Since we adopted our LTI program, we have made annual awards at a regularly scheduled meeting held in the first half of the year. In December 2006, the Committee determined that it would make all future LTI awards at its meeting held in December of each year.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits our ability to take a federal income tax deduction for compensation paid to our Chief Executive Officer and other named executive officers in excess of $1 million, except for qualified performance-based compensation. The stock options we grant have been structured to qualify as performance-based so they are not subject to this deduction limitation. While the Committee will seek to utilize deductible forms of compensation to the extent practicable, it believes it is important to preserve flexibility in administering compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Stock Ownership Guidelines

With the creation of the current LTI program, the Company has encouraged stock ownership through equity awards to our executives. We believe it is important that the interests of our executives and directors be aligned with the long-term interests of our stockholders. Effective January 1, 2007, the Committee adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each executive officer is required to own shares of stock equal in value to a designated multiple of his or her base salary based on the executive’s position:

Stock Value as a Multiple
Position	of Base Salary

Chief Executive Officer	4x
Chief Operating Officer and Chief Financial Officer	3x
Executive Vice Presidents	2x
All other executive officers	1x

The required share amounts are determined as of the date the officer becomes subject to the guidelines, and is calculated by dividing each officer’s applicable base salary multiple by the 365-day average closing price of our common stock as reported on the New York Stock Exchange, and then rounding to the nearest 100 shares. The target ownership level does not change with changes in base salary or common stock price, but will change in the event the officer’s position level changes. Our executive officers are required to achieve their required ownership levels within five years from the date they become subject to the guidelines. Our Committee will administer the guidelines and will periodically review each participant’s compliance (or progress towards compliance) and may impose additional requirements the Committee determines are necessary or appropriate to achieve the purposes of this program.

On March 2, 2007, the Board of Directors approved stock ownership guidelines applicable to our non-management directors. Under the guidelines, each non-management director is required to own shares of stock equal in value to five times the annual retainer paid to the directors. The directors will have five years to comply with the guidelines, and the restricted stock units held by the directors will be counted towards their ownership requirements.

Executive Employment Agreements

We have entered into employment agreements with each of our eight executive officers. See the discussion below under “Potential Payments upon Termination or Change in Control,” which details the severance and change in control benefits provided for by these agreements.

Mr. Hall’s employment agreement has a term that currently expires on July 15, 2009. The term is automatically renewed for an additional year on each July 15 unless the Company or Mr. Hall gives at least 90 days written notice that the term will not be extended. As of April 1, 2007, Mr. Hall’s current annual base salary is $725,000. He is also eligible to earn an annual incentive bonus based upon the achievement of performance objectives and is eligible for stock option and other stock-based grants under our long-term incentive plans, in each case as approved by the Committee and described further below. Mr. Hall’s employment agreement contains non-competition and other provisions intended to protect our interests in the event that Mr. Hall ceases to be employed. The agreement provides for the termination of Mr. Hall’s employment upon his death or disability, by us for cause or by Mr. Hall for good reason. In relation to the Company, cause is defined to include a willful and continued failure by Mr. Hall to substantially perform his duties, or willful misconduct by him that is materially injurious to us. In relation to Mr. Hall, good reason includes any failure by us to comply with any material provision of his employment agreement.

Mr. Taylor’s and Mr. Blanchard’s employment agreements have terms that currently expire on April 1, 2010. Beginning April 1, 2006, and on each subsequent April 1, the terms of Mr. Taylor’s and Mr. Blanchard’s employment agreements automatically renew for an additional year unless, within 180 days prior to such date, either the Company or Mr. Taylor or Mr. Blanchard, as appropriate, give prior written notice of the Company’s or his election not to extend the employment term. As of April 1, 2007, Mr. Taylor’s current annual base salary is $350,000, and Mr. Blanchard’s current annual base salary is $450,000. Each of Messrs. Taylor and Blanchard is also eligible to earn an annual incentive bonus based upon the achievement of performance objectives and are eligible for stock option and other stock-based grants under our long-term incentive plans, in each case as approved by the Committee. Their employment agreements also contain non-competition and other provisions intended to protect our interests in the event that either officer ceases to be employed.

The employment agreements with each of our other five executive officers, have original terms that extended through April 1, 2007, after which the employment relationship converted to a month-to-month, at will relationship, terminable for any reason by us or him upon 30 days prior written notice to the other party. We are currently evaluating new employment agreements for these officers. Effective as of April 1, 2007, the base salaries for these officers are as follows: Mr. Bernard ($300,000), Mr. Cook ($240,000), Mr. Holleman ($240,000), Mr. Miller ($260,000), and Mr. Young ($240,000). All of these officers are eligible to earn annual incentive bonuses based upon the achievement of performance objectives and are eligible for stock option and other stock-based grants under our long-term incentive plans, in each case as approved by the Compensation Committee. Each of their employment agreements also contains non-competition and other provisions intended to protect our interests in the event that they cease to be employed.

Compensation Committee Report On Executive Compensation

The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Richard A. Pattarozzi
Harold J. Bouillion
James M. Funk
Justin L. Sullivan

Executive Officer Compensation

The following table summarizes the compensation Chief Executive Officer, Chief Financial Officer, and our three other highest paid executive officers for the fiscal year ended December 31, 2006.

Summary Compensation Table

						Non-
						Equity
						Incentive
				Stock	Option	Plan	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Compensation(4)		Total

Terence E. Hall Chairman,	2006	$571,000	$675,000	$122,583	$259,176	$525,000	$67,214	(5)	$2,219,973
Chief Executive Officer
Kenneth L. Blanchard	2006	$356,846	$162,000	$229,027	$125,560	$325,000	$29,323		$1,227,756
President, Chief Operating Officer
Robert S. Taylor	2006	$285,385	$125,000	$38,954	$100,339	$250,000	$20,207		$819,885
Chief Financial Officer, Executive Vice President, Treasurer
A. Patrick Bernard	2006	$220,615	$90,000	$24,522	$61,305	$210,000	$23,013		$629,455
Senior Executive Vice President
Danny R. Young	2006	$217,077	$75,000	$24,313	$53,914	$210,000	$25,744		$606,048
Executive Vice President

(1)	Represents the discretionary portion of the annual incentive bonus awards made to our named executive officers for 2006. The remaining portion of each officer’s annual incentive bonus for 2006 is reported under “Non-Equity Incentive Plan Compensation,” and represents payments based on achievement of pre-established performance targets for 2006.

(2)	The amounts included represent the compensation cost we recognized in 2006 related to restricted stock awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 3 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards we granted in 2006.

(3)	The amounts included represent the compensation cost we recognized in 2006 related to stock option awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 3 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Please see the “Grants of Plan-Based Awards Table” for more information regarding the option awards we granted in 2006.

(4)	Includes (i) matching contributions to the Company’s 401(k) plan, (ii) premium payments for hospitalization and health insurance, (iii) premium payments for a long-term disability insurance plan, which premium payments are attributable to benefits in excess of those benefits provided generally for other employees, (iv) premium payments for life insurance policies, and (v) the value of perquisites, namely, payments under the Exec-U-Care program, the provision of an automobile to our executives, either through an automobile allowance or use of a Company owned or leased vehicle, and Mr. Hall’s use of the corporate airplane, as set forth below:

		Hospitalization					Use of
	401(k) Plan	and Health	Long-Term	Life			Company
Name	Contributions	Insurance	Disability	Insurance	Exec-U-Care	Automobile	Airplane

Mr. Hall	$5,500	$5,336	$2,582	$768	$3,278	$10,493	$39,257
Mr. Blanchard	$5,500	$5,336	$1,614	$768	$9856	$6,248	N/A
Mr. Taylor	$5,500	$5,336	$1,294	$768	$1,071	$6,238	N/A
Mr. Bernard	$4,740	$4,496	$996	$768	$2,413	$9,600	N/A
Mr. Young	$5,500	$4,496	$979	$768	$6,190	$7,811	N/A

(5)	Mr. Hall is allowed to use a corporate airplane for personal travel. We calculate the aggregate incremental cost of Mr. Hall’s personal use by multiplying the number of hours of personal use by the hourly cost to operate the plane, adding in incidental expenses. Mr. Hall reimburses us for his personal travel on the corporate airplane in an amount equal to the cost of a first class, nonrefundable ticket to his destination. Mr. Hall also reimburses us for any incidental expenses incurred during his personal travel, such as baggage handling fees at the airport and meals for the pilots. The $39,257 included in “All Other Compensation” represents the difference between the aggregate incremental cost to us of Mr. Hall’s personal use of the airplane and the amount reimbursed by Mr. Hall.

The following table presents additional information regarding stock and option awards, as well as non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2006.

Grants of Plan-Based Awards
During Fiscal 2006

										All Other	All Other
										Stock	Option
		No. of Units								Awards:	Awards:	Exercise
		Granted Under		Estimated Future Payouts						Number	Number of	or Base	Grant Date
		Non-Equity		Under Non-Equity Incentive						of Shares	Securities	Price of	Fair Value
	Grant	Incentive		Plan Awards(1)						of Stock	Underlying	Option	of Stock and
Name	Date	Plan Awards		Threshold		Target		Maximum		or Units(3)	Options(3)	Awards	Option Awards

Terence E. Hall				$131,250	(1)	$262,500	(1)	$525,000	(1)
	02/23/06	7,875	(2)	393,750		787,500		1,575,000
	02/23/06										75,400	$24.99	$873,132
	02/23/06									15,756			393,742
	12/14/06	14,012.5	(2)	700,625		1,401,250		2,802,500
	12/14/06										45,436	35.69	700,623
	12/14/06									19,631			700,630

Kenneth L. Blanchard				$81,250	(1)	$162,500	(1)	$325,000	(1)
	02/23/06	3,250	(2)	162,500		325,000		650,000
	02/23/06										31,200	$24.99	$361,296
	02/23/06									6,503			162,510
	12/14/06	6,475	(2)	323,750		647,500		1,295,000
	12/14/06										20,995	35.69	323,743
	12/14/06									9,071			323,744

Robert S. Taylor				$62,500	(1)	$125,000	(1)	$250,000	(1)
	02/23/06	2,500	(2)	125,000		250,000		500,000
	02/23/06										24,000	$24.99	$277,920
	02/23/06									5,002			125,000
	12/14/06	4,500	(2)	225,000		450,000		900,000
	12/14/06										14,591	35.69	224,993
	12/14/06									6,304			224,990

A. Patrick Bernard				$52,500	(1)	$105,000	(1)	$210,000	(1)
	02/23/06	1,575	(2)	78,750		157,500		315,000
	02/23/06										15,000	$24.99	$173,700
	02/23/06									3,151			78,743
	12/14/06	2,812.5	(2)	140,625		281,250		562,500
	12/14/06										9,120	35.69	140,630
	12/14/06									3,940			140,619

Danny R. Young				$52,500	(1)	$105,000	(1)	$210,000	(1)
	02/23/06	1,575	(2)	78,750		157,500		315,000
	02/23/06										15,000	$24.99	$173,700
	02/23/06									3,151			78,743
	12/14/06	2,530	(2)	126,500		253,000		506,000
	12/14/06										8,204	35.69	126,506
	12/14/06									3,544			126,485

(1)	The amounts shown reflect possible payments under our annual incentive bonus program for fiscal year 2006, under which the named executive officers were eligible to receive a cash bonus based on a target percentage of base salary. The amounts actually paid to the named executive officers for 2006 pursuant to this program are reflected in the “Summary Compensation Table” herein. Please see the “Executive Compensation — Compensation Discussion and Analysis — Annual Incentive Bonus” for more information regarding this program and the related performance measures.

(2)	The amounts shown reflect grants of performance share units (PSUs) under our 2005 Stock Incentive Plan. The PSUs have a three year performance period. The performance period for the PSUs granted on February 23, 2006 is January 1, 2006 through December 31, 2008, and the performance period for the PSUs granted on December 14, 2006 is January 1, 2007 through December 31, 2009. Please see the “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives” for more information regarding the PSUs.

(3)	The stock options and shares of restricted stock were granted under our 2005 Stock Incentive Plan. The restricted stock granted in February vests in one-third annual increments beginning on February 23, 2007. The restricted stock granted in December vests in one-third annual increments, beginning January 1, 2008.

The following table illustrates the outstanding equity awards held by our named executive officers as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of					Market
	Securities	Securities				Number of	Value of
	Underlying	Underlying				Shares or	Shares or
	Unexercised	Unexercised				Units of	Units of
	Options	Options		Option	Option	Stock That	Stock That
	(#)	(#)		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested(1)	Vested(2)

Terence E. Hall	105,000	—		$9.31	04/04/2011	35,387	$1,156,447
	288,617	—		8.25	07/11/2011
	490,000	—		10.66	08/10/2014
	188,500	—		17.46	06/24/2015
	—	75,400	(3)	24.99	02/23/2016
	—	45,436	(4)	35.69	12/14/2016
Kenneth L. Blanchard	47,000	—		$9.31	04/04/2011	39,574	$1,293,278
	65,000	—		9.46	06/06/2012
	70,000	—		8.77	03/19/2013
	200,000	—		10.66	08/10/2014
	78,000	—		17.46	06/24/2015
	—	31,200	(3)	24.99	02/23/2016
	—	20,995	(4)	35.69	12/14/2016
Robert S. Taylor	65,000	—		$9.31	04/04/2011	11,306	$369,480
	55,000	—		9.46	06/06/2012
	70,000	—		8.77	03/19/2013
	150,000	—		10.66	08/10/2014
	60,000	—		17.46	06/24/2015
	—	24,000	(3)	24.99	02/23/2016
	—	14,591	(4)	35.69	12/14/2016
A. Patrick Bernard	15,000	—		$9.85	07/03/2013	7,091	$231,734
	100,000	—		10.66	08/10/2014
	37,500	—		17.46	06/24/2015
	—	15,000	(3)	24.99	02/23/2016
	—	9,120	(4)	35.69	12/14/2016
Danny R. Young	15,000	—		$8.35	01/07/2012	6,695	$218,793
	10,000	—		9.46	06/06/2012
	10,000	—		8.77	03/19/2013
	100,000	—		10.66	08/10/2014
	37,500	—		17.46	06/24/2015
	—	15,000	(3)	24.99	02/23/2016
	—	8,204	(4)	35.69	12/14/2016

(1)	The shares of restricted stock held by our named executive officers vest as follows:

	Total
	Unvested
	Restricted
Name	Stock	Vesting Schedule

Mr. Hall	35,387	5,252 shares vesting on each of 2/23/07, 2/23/08 and 2/23/09
		6,543 shares vesting on each of 1/1/08 and 1/1/09, and 6,545 shares vesting on 1/1/10
Mr. Blanchard	39,574	8,000 shares vesting on each of 1/2/07 and 1/2/08
		2,168 shares vesting on each of 2/23/07 and 2/23/09, and 2,167 shares vesting on 2/23/08
		3,023 shares vesting on each of 1/1/08 and 1/1/09, and 3,025 shares vesting on 1/1/10
Mr. Taylor	11,306	1,668 shares vesting 2/23/07, and 1,667 vesting on each of 2/23/08 and 2/23/09
		2,101 shares vesting on each of 1/1/08 and 1/1/09, and 2,102 shares vesting on 1/1/10
Mr. Bernard	7,091	1,051 shares vesting 2/23/07, and 1,050 vesting on each of 2/23/08 and 2/23/09
		1,313 shares vesting on each of 1/1/08 and 1/1/09, and 1,314 shares vesting on 1/1/10
Mr. Young	6,695	1,051 shares vesting 2/23/07, and 1050 vesting on each of 2/23/08 and 2/23/09
		1,181 shares vesting on each of 1/1/08 and 1/1/09, and 1,182 shares vesting on 1/1/10

(2)	Based on the closing price of our common stock on December 29, 2006 ($32.68), as reported on the New York Stock Exchange.

(3)	Options vest in equal annual increments on February 23, 2007, 2008 and 2009.

(4)	Options vest in equal annual increments on December 31, 2007, 2008 and 2009.

The following table provides information regarding the value realized by our named executive officers upon the vesting of restricted stock awards during the year ended December 31, 2006. None of our named executive officers exercised stock options during 2006.

Option Exercises and Stock Vested in 2006

Stock Awards
Number of
Shares
	Acquired	Value Realized
Name	on Vesting	on Vesting

Terence E. Hall	—	—
Kenneth L. Blanchard	8,000	$168,400
Robert S. Taylor	—	—
A. Patrick Bernard	—	—
Danny R. Young	—	—

The following table summarizes the compensation our named executive officers have deferred under our Nonqualified Deferred Compensation Plan.

Non-Qualified Deferred Compensation for Fiscal 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY(1)	Last FY	Last FY	Distributions	12/31/06(2)

Terence E. Hall	$300,000	0	$69,052	0	$632,907
Kenneth L. Blanchard	$355,972	0	$85,609	0	$733,986
Robert S. Taylor	$268,359	0	$68,983	0	$565,944
A. Patrick Bernard	$123,417	0	$23,784	0	$228,986
Danny R. Young	$117,625	0	$17,107	0	$189,825

(1)	The amounts reflected are part of each executive’s total compensation for 2006, and are also included under the salary and bonus columns in the “Summary Compensation Table” herein, with the exception of Mr. Hall, whose contributions to the plan were made from his bonus alone.

The Nonqualified Deferred Compensation Plan is intended for the executive officers of the Company and other senior managers in the Company who qualify for participation. Participants in the program may make an advance election each year to defer up to a maximum of 75% of base salary and 100% of their annual bonus. Participants are immediately 100% vested in their benefits under the plan, and may choose from a variety of investment vehicles to invest their deferrals over the deferral period. The plan provides that benefits are paid out in either a lump-sum payment or in equal annual payments over 2 to 15 year period, as elected by the participant. In addition, regardless of a participant’s election as to payment, a lump-sum payment of benefits will be made following a participant’s death or disability. Although the plan provides that upon approval by the Board, the Company may provide a match of up to 100% of the deferrals, the Company has not elected to provide the match.

Potential Payments upon Termination or Change in Control

Pursuant to Mr. Hall’s employment agreement, upon termination of Mr. Hall’s employment, the Company must pay him (or his estate in the event of a termination as a result of death) all compensation owing through the date of his termination, including any bonuses, incentive compensation or other amounts accrued and payable to him as of such date. In addition, if Mr. Hall’s employment is terminated as a result of disability or death, he or his estate is also entitled to a lump sum payment in an amount equal to his annual base salary. If Mr. Hall’s employment is terminated by the Company without cause or by Mr. Hall for good reason then, in addition to any amounts otherwise due to him under the employment agreement, Mr. Hall is entitled to a lump-sum payment equal to the product of the sum of his base salary and the bonus paid or payable to him for the preceding fiscal year and the greater of the number of years (including partial years) remaining in his term of employment or the number 2. Finally, if Mr. Hall’s terminates his employment for good reason within two years following a change in control of our Company, in addition to amounts otherwise due him under the employment agreement, he is entitled to (i) a lump-sum payment equal to two times his then current annual base salary plus the bonus payable to him for the preceding fiscal year, (ii) continue his participation in our medical, dental, accidental death, and life insurance plans for two years, subject to COBRA required benefits thereafter, and (iii) be fully-vested in any stock options, stock grants and PSUs (at maximum value) held by him. Mr. Hall will also receive a payment in an amount sufficient to make him whole for any excise tax on amounts payable pursuant to a change of control that are considered “excess parachute payments” under Section 4999 of the Internal Revenue Code.

Pursuant to Mr. Taylor’s and Mr. Blanchard’s employment agreements, upon termination of either’s employment, we must pay Mr. Taylor or Mr. Blanchard, as appropriate (or their estates in the event of a termination as a result of death), all compensation owing through the date of their termination, including any bonuses, incentive compensation or other amounts accrued and payable to them as of such date. Upon termination in connection with a change in control of our Company, Mr. Blanchard and Mr. Taylor are entitled, respectively, to a lump-sum payment equal to two times the sum of (i) their base salary and (ii) the average of the annual bonuses paid or payable to them for the preceding three fiscal years. Pursuant to the terms of our incentive plans, all stock options, restricted stock grants and PSUs (at maximum value) held by Mr. Taylor and Mr. Blanchard will immediately vest upon a change of control. Each of Mr. Taylor and Mr. Blanchard will also be entitled to receive an amount sufficient to make him whole for any excise tax on amounts payable pursuant to a change of control that are considered “excess parachute payments” under Section 4999 of the Internal Revenue Code.

The employment agreements with each of our other five executive officers provide that upon a change in control of our Company, each officer is entitled to a lump-sum payment equal to two times the amount of his base salary. In addition, pursuant to the terms of our incentive plans, all stock options, restricted stock grants and PSUs (at maximum value) held by these officers will immediately vest upon a change of control.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2006 termination date, and where applicable, using the closing price of our common stock of $32.68 (as reported on the New York Stock Exchange as of December 29, 2006).

			Restricted
		Options	Stock	Performance
	Lump Sum	(Unvested	(Unvested	Share
	Severance	and	and	Units	Health	Tax
Name	Payment	Accelerated)	Accelerated)	(Accelerated)	Benefits	Gross-Up

Terence E. Hall
• Retirement	n/a	n/a	(2)	(3)	n/a	n/a
• Death/Disability	$590,000	n/a	$1,156,447	(3)	n/a	n/a
• Termination-Good Reason/No Cause	$3,034,500	n/a	(2)	(3)	n/a	n/a
• Termination after Change of Control(1)	$2,380,000	$579,826	$1,156,447	$5,952,500	$19,722	$0
Kenneth L. Blanchard
• Retirement	n/a	n/a	(2)	(3)	n/a	n/a
• Death/Disability	n/a	n/a	$1,293,278	(3)	n/a	n/a
• Termination-No Cause	n/a	n/a	(2)	(3)	n/a	n/a
• Termination after Change of Control(1)	$1,189,916	$238,680	$1,293,278	$2,595,000	n/a	$1,637,468
Robert S. Taylor
• Retirement	n/a	n/a	(2)	(3)	n/a	n/a
• Death/Disability	n/a	n/a	$369,480	(3)	n/a	n/a
• Termination-No Cause	n/a	n/a	(2)	(3)	n/a	n/a
• Termination after Change of Control(1)	$952,334	$183,600	$369,480	$1,900,000	n/a	$1,176,794
A. Patrick Bernard
• Retirement	n/a	n/a	(2)	(3)	n/a	n/a
• Death/Disability	n/a	n/a	$231,734	(3)	n/a	n/a
• Termination-No Cause	$56,250	n/a	(2)	(3)	n/a	n/a
• Termination after Change of Control(1)	$450,000	$114,750	$231,734	$1,192,500	n/a	n/a
Danny R. Young
• Retirement	n/a	n/a	(2)	(3)	n/a	n/a
• Death/Disability	n/a	n/a	$218,793	(3)	n/a	n/a
• Termination-No Cause	$55,000	n/a	(2)	(3)	n/a	n/a
• Termination after Change of Control(1)	$440,000	$114,750	$218,793	$1,136,000	n/a	n/a

(1)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements, upon a change of control as defined in the plans, (i) all outstanding stock options would immediately vest, (2) all restrictions on outstanding restricted shares would lapse, and (iii) all outstanding performance share units would be paid out as if the maximum level of performance had been achieved.

(2)	Pursuant to the terms of the Restricted Stock Agreements, upon termination of the executive’s employment as a result of retirement or termination by the Company, the Compensation Committee, in its discretion, may elect to accelerate the vesting of the outstanding restricted stock.

(3)	Pursuant to the terms of the Performance Share Unit Award Agreements, if an executive’s employment terminates prior to the end of the applicable performance period as a result of retirement, death, disability, termination by the executive for good reason, or termination by the Company for cause, then the executive shall forfeit as of the date of termination a number of units determined by multiplying the number of units by a fraction, the numerator of which is the number of full months following the date of termination, death, disability or retirement to the end of the performance period and the denominator of which is thirty six (36). The remaining units shall be valued and paid out to the executive in accordance with their original payment schedule based on the Company’s achievement of the applicable performance criteria. See the discussion of the performance share units in “Executive Compensation — Compensation Discussion and Analysis” above.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of Messrs. Sullivan as Chairman, Bouillion, Howard, and Pattarozzi. Each of these individuals meets the independence requirements of the New York Stock Exchange, as well as any other applicable legal and regulatory requirements. The duties and responsibilities of the Audit Committee are set forth in its written charter adopted by the Board. The committee reassesses its charter as conditions dictate, but in no event less than once a year, and updates it to comply with the rules of the New York Stock Exchange and any other applicable legal and regulatory requirements.

The Audit Committee reviewed and discussed our financial statements with management, which is primarily responsible for preparing the statements, and our independent registered independent public accounting firm, KPMG LLP, who is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, and has reviewed KPMG’s independence. As part of the committee’s review of KPMG’s independence, it received and discussed the written disclosures and the letter from KPMG required by Independence Standards Board Statement No. 1. The Audit Committee has also considered whether KPMG’s provision of non-audit services to us, which are described below, was compatible with its independence. The committee has concluded that it is.

Based on its reviews and discussions with management and KPMG, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Justin L. Sullivan
Harold J. Bouillion
Ernest E. Howard, III
Richard A. Pattarozzi

Fees Paid to Independent Registered Public Accounting Firm

KPMG has billed us the following amounts for professional services rendered during each of the fiscal years represented:

	Fiscal Year Ended December 31,
	2006	2005

Audit Fees(1)	$907,943	$787,500
Audit-Related Fees(2)	693,134	106,840
Tax Fees(3)	116,362	62,380
All Other Fees	—	—

(1)	Reflects fees for services rendered for the audits of our annual financial statements for the fiscal year indicated and reviews of the financial statements contained in our quarterly reports on Form 10-Q for that fiscal year.

(2)	Reflects fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” The increase in Audit-Related Fees from 2005 to 2006 primarily related to services performed in connection with acquisitions (primarily our acquisition of Warrior Energy Services Corporation), our $300 million senior note offering in May 2006, and our $400 million exchangeable note offering in December 2006, and to the increase in the Company’s size.

(3)	Reflects fees for professional services rendered for tax compliance, tax advice, and tax planning.

Pre-Approval Process

The services performed by the independent auditor in 2006 were pre-approved by the Audit Committee. The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by our independent auditor. For non-audit services permissible under law, management may either (i) submit the project for pre-approval by the chairman of the audit committee, if the total anticipated cost of the project is no more than $10,000 and the total anticipated cost of all such projects pre-approved by the chairman during the fiscal quarter does not exceed $25,000, or (ii) submit the project for pre-approval by the full audit committee, either at its next regularly scheduled meeting, at a special meeting, or by unanimous written consent.

Management may engage the independent registered public accounting firm to perform specific permissible audit-related and non-audit services described on an exhibit to the policy without the pre-approval of the audit committee, provided that such services are performed pursuant to separate engagement letters and the aggregate cost of those services does not exceed $10,000 per calendar quarter. Once this amount is exceeded in any calendar quarter, the independent registered independent public accounting firm may not provide additional services unless they are pre-approved as described above. Permissible services not listed on the exhibit must be separately pre-approved by the audit committee.

In accordance with the committee’s policies, at each regularly scheduled meeting of the audit committee, the chairman of the audit committee and management will advise the full audit committee of the scope and anticipated cost of any projects undertaken without the approval of the full audit committee. Since the adoption of these policies, the full audit committee has approved all non-audit services provided by our independent auditors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our equity securities. To the best of our knowledge, all required forms were timely filed with the SEC during 2006, except that due to an administrative error, James A. Holleman failed to timely report purchases of an aggregate 3,900 shares of common stock on September 28 and 29, 2006, which purchases were subsequently reported on a Form 4 filed October 4, 2006.

PROPOSAL TO APPROVE THE SUPERIOR ENERGY SERVICES, INC.
2007 EMPLOYEE STOCK PURCHASE PLAN

The Board has adopted the Superior Energy Services, Inc. 2007 Employee Stock Purchase Plan (the “Plan”) and directed that the Plan be presented to our stockholders for approval at the 2007 annual meeting. The Plan is designed to encourage employees to acquire a stake in the Company through stock ownership. The following summary of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan, which is set forth as Exhibit A hereto.

Purpose of the Proposal

The Board of Directors believes that the Plan is in the best interests of our Company and our stockholders and provides a convenient and advantageous way for employees to acquire an equity interest in the Company, thereby further aligning the interests of the employees and the Company’s stockholders. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code. If the requirements of Section 423 are met, participants will have the opportunity to take advantage of certain federal income tax benefits. One of the requirements of Section 423 is that the Plan be approved by our stockholders.

The Plan

The Plan provides eligible employees of the Company and its subsidiaries with an opportunity to conveniently acquire shares of our common stock at a discount. The maximum aggregate number of shares of common stock that may be purchased through the Plan is 1,000,000 shares. The number of shares that may be purchased through the

Plan will be subject to proportionate adjustments to reflect stock splits, stock dividends, or other changes in our capital stock.

Participation in the Plan is available to employees who have been employed by the Company or, unless otherwise determined by our board of directors, a subsidiary of the Company that is a corporation or is treated as a corporation or a division for tax purposes, for at least 90 days on a regular full-time basis. Non-management directors, leased employees, employees who typically work 20 or fewer hours per week or less than five months per year, independent contractors and employees who own stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s or a subsidiary’s capital stock are not eligible to participate in the Plan. Approximately 3,700 employees are eligible to participate in the Plan.

The Plan permits eligible employees to purchase shares of common stock through payroll deductions during monthly offering periods beginning on the first day of each month during the year (the “Offering Periods”). Eligible employees may purchase shares through payroll deductions of up to 20% of total compensation per pay period, but may purchase no more than $10,000 worth of shares of common stock in any calendar year, as measured as of the first day of each applicable Offering Period. The price an employee pays is 85% of the fair market value of a share of common stock at the end of the Offering Period. Fair market value is equal to the closing price of a share of common stock on the last day of the Offering Period. Shares of common stock purchased through the Plan may be treasury shares, newly issued shares or shares purchased on the open market.

Upon a merger or consolidation involving the Company in which the Company is not the surviving corporation or upon a liquidation of the Company, the Board may terminate the Plan, provide for a new purchase date for the remaining Offering Period, or take such other action as it deems appropriate and is acceptable to the Company’s successor. Upon termination of the Plan, all rights to purchase shares through the Plan will expire and all uninvested amounts contributed will be returned to participants. The administration of the Plan is handled by our Human Resources Department. The Plan may be terminated or amended by our Board at any time in its sole discretion, but may not be amended, without prior stockholder approval, to increase the maximum number of shares issuable or to reduce the purchase price per share. The proceeds of stock sales received by the Company under the Plan will constitute general funds of the Company and may be used by it for any purpose.

If our stockholders approve the Plan at the annual meeting, employees may begin participating in the Plan August 1, 2007.

On April 11, 2007, the closing sale price for a share of our common stock reported on the New York Stock Exchange was $36.26.

Federal Income Tax Consequences

The Plan is intended to qualify for the federal income tax treatment available to participants in an employee stock purchase plan that meets the requirements of Section 423 of the Internal Revenue Code. An employee who participates in a plan that qualifies under Section 423 will not realize income at the time he or she enrolls in the Plan or purchases shares. If an employee does not dispose of the shares within two years following the first day of the Offering Period in which shares were acquired, then upon disposition of the shares the employee will realize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the first day of the Offering Period in which such shares were acquired over the price the employee paid to acquire the shares or (ii) the amount by which the net proceeds received by the employee from the sale of the shares exceed the price paid by the employee to acquire the shares. Any further gain on such sale will be taxed as capital gain. No income tax deduction will be allowed the Company for shares purchased by the employee, provided such shares are held for the period described above.

If an employee disposes of shares within the period described above, the employee will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of purchase under the Plan over the price the employee paid to acquire the shares or (ii) the amount by which the net proceeds received by the employee on the sale of the shares exceed the price the employee paid to acquire the shares. (Any further gain on such sale will be taxed as capital gain.) In such instances, the Company will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee.

Vote Required

Approval of the Plan requires the affirmative vote of the holders of a majority of the votes cast on the proposed plan, and the total votes cast on the proposal must represent more than 50% of our outstanding common stock as of the record date of the stockholders’ meeting.

The Board unanimously recommends that the stockholders vote FOR the proposal to approve the Plan.

Equity Compensation Plan Information

The following table presents information as of December 31, 2006, regarding compensation plans under which our common stock may be issued to employees and non-employees as compensation.

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,970,886	$12.91	2,641,709
Equity compensation plans not approved by security holders	—	—	—

Total	3,970,886		2,641,709

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, which selection is submitted to our stockholders for ratification. If our stockholders do not ratify the selection of KPMG LLP by the affirmative vote of holders of a majority of the voting power present or represented at the annual meeting, the selection will be reconsidered by the audit committee.

Representatives of KPMG LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders.

Recommendation of the Board of Directors

The audit committee and our board of directors recommends that you vote to ratify the retention of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

2008 STOCKHOLDER NOMINATIONS AND PROPOSALS

Our By-laws require that stockholders who wish to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders must give written notice of their intent to our Secretary not more than 270 days and not less than 120 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders. For our 2008 annual meeting, a stockholder’s notice must be received by our Secretary between and including August 27, 2007, and January 24, 2008. We urge our stockholders to send their proposals by certified mail, return receipt requested.

By Order of the Board of Directors

GREG ROSENSTEIN
Secretary

Harvey, Louisiana
April 18, 2007

APPENDIX A

SUPERIOR ENERGY SERVICES, INC.
2007 EMPLOYEE STOCK PURCHASE PLAN

1.  Purpose. The purpose of the Superior Energy Services, Inc. 2007 Employee Stock Purchase Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company on favorable terms. The Company intends to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

2.  Definitions.

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” means the common stock of the Company.

(d) “Company” means Superior Energy Services, Inc., a Delaware corporation.

(e) “Compensation” means an Employee’s wages, as defined in Section 3401(a) of the Code and all other payments of compensation paid to an Employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code (i.e., information required to be reported in the Wages, Tips and other Compensation Box on Form W-2). Compensation will include any amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not includible in the gross income of an Employee under Sections 125, 402(e)(3), 402(h) or 403(b) of the Code and pre-tax transportation expenses elected pursuant to Code Section 132(f)(4). Contributions for the Plan year in which an Employee first becomes a participant shall be determined based on the Employee’s Compensation for the portion of the year in which the Employee is eligible to participate in the Plan. Compensation will not include amounts realized from the exercise of nonqualified stock options.

(f) “Continuous Status as an Employee” means continuous service of an individual as an Employee of the Company or a Designated Subsidiary without any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave or military leave authorized under the Company’s policies; (ii) Family and Medical Leave Act leave; (iii) any other leave of absence approved by the Company’s Human Resources Department, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of any such longer leave is guaranteed by contract, statute, or any Company policy adopted from time to time; or (iv) transfers between locations of the Company or between the Company and its Designated Subsidiaries.

(g) “Contributions” means all amounts credited to the account of a participant pursuant to the Plan.

(h) “Corporate Transaction” means a (i) sale of all or substantially all of the Company’s assets, (ii) merger, consolidation, share exchange or other business combination of the Company with or into another corporation in which the holders of Shares shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for their Common Stock, or (iii) dissolution or liquidation of the Company.

(i) “Designated Administrator” means the stock brokerage, transfer agent or other financial services firm designated by the Company to hold Shares for participants and to directly or indirectly handle sales of Shares for participants.

(j) “Designated Subsidiaries” means all domestic Subsidiaries that are corporations (or are treated as corporations or divisions for tax purposes), the employees of which shall be eligible to participate in the Plan, unless otherwise determined by the Board.

(k) “Employee” means any person, including an officer of the Company or a Designated Subsidiary, who is an employee of the Company or a Designated Subsidiary for tax purposes, and who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or a Designated Subsidiary.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Offering Date” means the first business day of each Offering Period during which the Trading Market is open for business.

(n) “Offering Period” means a monthly period commencing on the first day of each month of each year, unless otherwise provided by Section 18(b) hereof or otherwise determined by the Board as provided herein.

(o) “Plan” means this 2007 Employee Stock Purchase Plan.

(p) “Purchase Date” means the last day of each Offering Period during which the Trading Market is open for business.

(q) “Purchase Price” means, with respect to any particular Offering Period, an amount equal to 85% of the Fair Market Value (as defined in Section 7(b) below) of a Share of Common Stock on the Purchase Date.

(r) “Share” means a share of Common Stock, as adjusted in accordance with Section 18 of the Plan.

(s) “Subsidiary” means a corporation or other entity, domestic or foreign, of which 50% or more of the voting shares or other equity interests are held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(t) “Trading Market” means, as of any particular date, the New York Stock Exchange, or, if the Common Stock is not listed on the New York Stock Exchange as of such date, the principal trading market for such stock on such date.

3.  Eligibility.

(a) Any person who has been an Employee for ninety (90) days shall be eligible to participate in the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee would own (as determined pursuant to the rules under Section 424(d) of the Code) capital stock of the Company and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) if such option, together with all similar rights to purchase stock under any other employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries outstanding at any time during a calendar year, would entitle the Employee to purchase stock that exceeds $10,000 in Fair Market Value (as defined in Section 7(b) below), determined at the time such option would otherwise be granted for a given calendar year.

4.  Offering Periods.

An Employee’s rights hereunder shall accrue on the terms and subject to the conditions of this Plan during successive Offering Periods, with new Offering Periods commencing on the first day of each month of each year (or at such other time or times as may be determined by the Board). Unless otherwise established by the Vice President — Human Resources, the first Offering Period shall commence on August 1, 2007 and continue until August 31, 2007. The Plan shall continue until terminated in accordance with Section 18(b)(i) or 19 hereof. The Board shall have the power to change the duration or frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected.

5.  Participation.

(a) An eligible Employee may become a participant in the Plan (commencing as of the start of the Offering Plan beginning on the first day of the next succeeding fiscal quarter, namely, January 1, April 1, July 1 or October 1) by completing a subscription agreement and any other required documents (“Enrollment Documents”) provided by the Company and submitting them to the Company’s Human Resources Department or the Designated

Administrator at least ten (10) business days prior to the start of such Offering Period, unless a later time for submission of the Enrollment Documents is set by the Company’s Human Resources Department. The Enrollment Documents and their submission may be electronic or telephonic, as directed by the Company. The Enrollment Documents shall set forth the dollar amount or percentage of Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan. The dollar amount or percentage of Contributions selected by a participant may be changed as of the beginning of an Offering Period by submitting the required documentation at least ten (10) business days prior to the start of such Offering Period; provided, however, that Contributions may be discontinued during an Offering Period as provided in Section 10(b).

(b) With respect to each Offering Period, payroll deductions shall commence with the first payroll period following the Offering Date and shall end with the last payroll period ending on or prior to the Purchase Date of the Offering Period, unless sooner terminated by the participant as provided in Section 10.

(c) Execution and submission of Enrollment Documents by a participant to the Company shall be deemed to constitute the agreement of the participant to be subject to all of the terms and conditions of the Plan.

6.  Method of Payment of Contributions.

(a) A participant’s payroll deductions made on each payday during any particular Offering Period must equal a specified dollar amount or a whole percentage not exceeding 20% (or such greater percentage as the Board may establish from time to time before an Offering Date) of such participant’s Compensation on each payday during the Offering Period. All payroll deductions made by a participant shall be credited, without interest, to his or her account under the Plan. A participant may not make any additional payments into such account.

(b) A participant may discontinue his or her participation in or Contributions to the Plan as provided in Section 10.

(c) Notwithstanding the foregoing, to the extent necessary to comply with the annual limitations set forth in Section 3(b)(ii) herein, a participant’s payroll deductions may be decreased during any Offering Period scheduled to end during any particular calendar year to 0%. Payroll deductions shall re-commence at the rate provided in such participant’s Enrollment Documents at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

7.  Grant of Option.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in the Plan for such Offering Period shall be granted an option to purchase on the Purchase Date for that Offering Period a number of Shares of Common Stock determined by dividing such Employee’s Contributions accumulated during the Offering Period and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price (subject to any adjustment pursuant to Section 19 below); provided, however, that such purchase shall be subject to the terms and conditions of this Plan, including without limitation the limitations set forth in Sections 3(b) and 12.

(b) The fair market value of the Common Stock on a given date (the “Fair Market Value”) shall be the closing sale price of a Share of Common Stock for such date on the Trading Market (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal.

8.  Exercise of Option.  Unless a participant timely withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares will, without the delivery of any further documentation, be deemed to be exercised automatically on the Purchase Date of an Offering Period, and the maximum number of Shares subject to the option, rounded to the nearest one-ten thousandth of a Share, will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account as of such date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her.

9.  Delivery and Holding of Shares.

(a) As promptly as practicable after each Purchase Date, the number of Shares purchased by each participant upon exercise of his or her option shall be deposited into an account established in the participant’s name with the Designated Administrator. Such Shares shall remain in the account until the second anniversary of the Offering Date applicable to the Shares. Notwithstanding the above, a participant may request that the Designated Administrator sell any or all of his or her Shares at any time, and the participant shall pay all charges therefore, including brokerage commissions.

(b) Following the second anniversary of the applicable Offering Date, a participant may request that certificates representing such Shares purchased be issued in the participant’s name and delivered to the participant or the participant’s agent, and the participant shall pay any charges therefor. No certificates for fractional shares shall be issued. In lieu of any such fractional share, the participant will receive a cash payment based on the Fair Market Value of a Share.

10.  Voluntary Withdrawal; Termination of Contributions; Termination of Employment.

(a) A participant may withdraw all but not less than all of the Contributions credited to his or her account under the Plan by submitting fully completed withdrawal documentation in the manner prescribed by the Company’s Human Resources Department at least 15 days prior to the Purchase Date or such shorter period as the Company’s Human Resources Department shall permit. Upon receipt by the Company of withdrawal documentation properly completed to the Company’s satisfaction, (i) all of the participant’s Contributions credited to his or her account will be paid to him or her, (ii) his or her option for the current Offering Period will be automatically terminated, and (iii) no further Contributions for the purchase of Shares by such participant will be accepted during the Offering Period.

(b) As soon as administratively feasible following termination of the participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, whether voluntary or involuntary, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.

(c) A participant’s withdrawal from an offering during any particular Offering Period will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan that may hereafter be adopted by the Company; provided, however, that the Employee shall be required to resubmit Enrollment Documents in order to resume Contributions.

11.  Interest.  No interest shall accrue on the Contributions of a participant in the Plan.

12.  Stock.

(a) Subject to adjustment as provided in Section 18, no more than 1,000,000 Shares shall be made available for purchase under the Plan. If the Board determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed the number of Shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion authorize the Company to allocate the Shares of Common Stock available for purchase on such Purchase Date in a manner determined to be equitable by the Board in its sole discretion.

(b) The participant shall have no ownership, economic, voting or other rights or interests with respect to Shares subject to purchase under his or her option until such option has been exercised and the Shares have been issued.

(c) Shares to be sold to a participant under the Plan may be Shares acquired by the Company in the open market, treasury shares or newly issued shares. Shares to be delivered to a participant under the Plan will be registered in the name of the participant or, if directed by the participant, in the name of the participant and his or her spouse.

13.  Administration.  The Board, or a committee thereof, shall have general authority to administer the Plan and shall have all of the powers specified herein as being held by the Board. The Board may in its discretion delegate, to personnel of the Company’s Human Resources Department or to the Designated Administrator, the Board’s general authority to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations (including determinations as to the amounts of participants’ Compensation) necessary or advisable for the day-to-day operation of the Plan.

14.  Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death. A participant may also designate a beneficiary to receive any Shares to which the participant is entitled if an Offering Period terminates prior to death, but death occurs prior to delivery to him or her of such Shares. Beneficiary designations under this Section 14(a) shall be made as directed by the Company’s Human Resources Department, which may require electronic submission of the required documentation with the Designated Administrator.

(b) Any designation of a beneficiary hereunder may be changed by the participant at any time by submission of the required notice in the manner prescribed by the Company’s Human Resources Department. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver any such cash or Shares (as specified in paragraph (a)) to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver any such cash or Shares to the participant’s relatives or representatives.

15.  Transferability.  Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10(a).

16.  Use of Funds.  All Contributions received or held directly or indirectly by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or safeguard such Contributions.

17.  Reports.  Individual accounts will be maintained for each participant in the Plan. Statements of account will be provided to participating Employees by the Company or the Designated Administrator at least quarterly.

18.  Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) Adjustment.  Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan, whether under currently outstanding options or available for future options (collectively, the “Reserves”), and the price per Share of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately and equitably adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company or the holders of such Shares; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b) Corporate Transactions.  In the event of a Corporate Transaction, the Board may, in its sole discretion (and without the consent of participants), elect to (i) unilaterally terminate the Plan prior to the consummation of such transaction and return all Contributions to participants; (ii) unilaterally set a new Purchase Date on or before the date of consummation of the Corporate Transaction (provided that the Company notifies the participants of such new date), as of which new Purchase Date the Offering Period then in progress will terminate and all options outstanding hereunder shall be deemed to be exercised automatically, unless prior to such date a participant has withdrawn from the Offering Period as provided in Section 10; or (iii) provide for an alternative treatment of the participants’ options that is acceptable to the person or entity that will succeed to the Company’s assets, business or operations pursuant to such transaction. Any action taken by the Board under this paragraph shall be binding on all participants.

19.  Amendment or Termination.  The Board may at any time, in its sole discretion (and without the consent of participants), terminate or amend the Plan, except that without the approval of the stockholders of the Company no amendment shall be made (i) to increase the number of Shares approved for sale through the Plan (other than under Section 18 hereof), (ii) to decrease the Purchase Price per Share, or (ii) that would effect a change for which stockholder approval is required under Section 423 of the Code or the regulations issued thereunder. Upon termination of the Plan other than at the end of an Offering Period, all Contributions then held by the Company shall be returned to participants.

20.  Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.  Conditions Upon Issuance of Shares.

(a) Shares shall not be issued or sold hereunder unless the issuance or sale shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any Trading Market upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an option, the Company may require the person exercising such option (i) to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares and (ii) to make such other representations as may be required, in the opinion of counsel for the Company, to effect compliance with all applicable securities or other laws.

22.  Term of Plan; Effective Date.  The Plan shall become effective upon approval by the Company’s stockholders. It shall continue in effect until terminated under Section 18 (b)(i) or 19 hereof.

23.  Compliance with Certain Laws and Regulations.  The Plan is intended to comply with Section 423 of the Code and the acquisition of Shares through the Plan is intended to meet the requirements of Rule 16b-3 promulgated under the Exchange Act. The Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, any additional conditions and restrictions as may be required to qualify fully under Section 423 and Rule 16b-3.

SUPERIOR ENERGY SERVICES, INC.
1105 PETERS ROAD
HARVEY, LOUISIANA 70058
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 23, 2007
     By signing this proxy, you revoke all prior proxies and appoint Greg A. Rosenstein, with full power of substitution, to represent you and to vote your shares on the matters shown on the reverse side at Superior’s annual meeting of stockholders to be held on May 23, 2007, and any adjournments thereof.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF
SUPERIOR ENERGY SERVICES, INC.
May 23, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
âPlease detach along perforated line and mail in the envelope provided.â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of directors

NOMINEES:
☐	FOR ALL NOMINEES	¡	Harold J. Bouillion
		¡	Enoch L. Dawkins
☐	WITHHOLD AUTHORITY	¡	James M. Funk
	FOR ALL NOMINEES	¡	Terence E. Hall
		¡	Ernest E. Howard
☐	FOR ALL EXCEPT	¡	Richard A. Pattarozzi
	(See instructions below)	¡	Justin L. Sullivan

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN
2.	approve the proposed 2007 Employee Stock Purchase Plan;	☐	☐	☐
3.	ratify the appointment of KPMG LLP as our registered public accounting firm for 2007; and
4.	consider any other business that may properly come before the meeting.
WHEN THIS PROXY IS PROPERLY EXECUTED, YOUR SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THIS PROXY CARD AND FOR PROPOSALS 2 AND 3. THE INDIVIDUAL DESIGNATED ON THE REVERSE SIDE WILL VOTE IN HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.